Exhibit 99.B.13

                           Initial Capital Agreement


                              SUBSCRIPTION LETTER


Board of Trustees
Capital Management Investment Trust
105 North Washington Street
Rocky Mount, North Carolina  27804

Gentlemen:

This letter will serve to advise you that Capital Management Associates, Inc. ("CMA"), hereby subscribes for the purchase of the initial organizational shares of the Capital Management Equity Fund (the "Fund") in the amount of 10,000 shares at the purchase price of $10.00 per share in cash, for an aggregate investment of $100,000, and agrees to advance all registration and organization costs of the Fund to the Trust upon the Trust's demand. In connection with its subscription for shares of the Fund CMA acknowledges that the shares have not been registered under federal or state securities laws and that the transfer of such shares is restricted. CMA further represents that it is acquiring such shares for investment purposes and without any intention to redeem or dispose of such shares. Payment for such shares shall be made in cash prior to the effective date of the Trust's Registration Statement with the SEC with respect to the Fund. As initial subscriber for shares, CMA hereby approves the election of Trustees of the Trust, the appointment of independent accountants for the Trust, and the actions of the Trust in the organization of the Fund, including the approval of the Investment Advisory Agreement, Administration Agreement, Distribution Plan, and Distribution Agreement.

If the terms and conditions as stated herein are acceptable to the Board of Trustees, please so signify by having an authorized officer or trustee sign a copy of this letter.

                                                    Very truly yours,


Date:  __________________                CAPITAL MANAGEMENT ASSOCIATES, INC.

                                         By:_________________________________

                                         Title:_______________________________



Accepted this _____ day of ___________________, 199____.


                                         CAPITAL MANAGEMENT INVESTMENT TRUST

                                         By:_________________________________

                                         Title:_______________________________